Exhibit 99.1

Headquarters Office
13737 Noel Road, Ste.100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com
Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Announces Results for First Quarter Ended March 31, 2008

Highlights:

•	Same-hospital admissions increased 1.0 percent.

•	Same-hospital commercial managed care admissions declined by 3.7 percent

•	Same-hospital adjusted EBITDA (a non-GAAP term defined below) increased by 23 percent to $239 million.

•	Same-hospital total commercial managed care revenues increased by 5.6 percent

•	Adjusted net cash used in continuing operating activities (a non-GAAP term defined below) was $107 million in Q1’08 compared to adjusted net cash usage of $159 million in Q1’07.

•	Capital expenditures of $189 million.

•	Cash and cash equivalents of $278 million at March 31, 2008.

DALLAS – May 6, 2008 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $31 million, or $0.06 per share, for its first quarter of 2008 compared to net income of $75 million, or $0.16 per share, in the first quarter of 2007. Adjusted EBITDA for the first quarter of 2008 was $234 million, an increase of 20.6 percent as compared to $194 million in the first quarter of 2007. Same-hospital adjusted EBITDA was $239 million in the first quarter of 2008, an increase of $45 million, or 23.2 percent, from $194 million reported in the first quarter of 2007. Adjusted EBITDA is a non-GAAP term defined and reconciled below to net income (loss) as determined by generally accepted accounting principles (GAAP). The Company reported a net loss from continuing operations of $10 million, or $0.02 per share, in the first quarter of 2008 which included a litigation charge of $30 million, after-tax, or $0.06 per share. Net income from continuing operations in our first quarter of 2007 was $91 million, or $0.19 per share, which included a favorable income tax adjustment of $84 million, or $0.18 per share.

“The quarter represents the second consecutive quarter of positive admissions growth since early 2004,” said Trevor Fetter, Tenet’s president and chief executive officer. “And April admissions showed enhanced volume strength bringing admissions growth through the first four months of the year to 1.6 percent and moderating outpatient visits to a decline of just 0.1 percent. Beyond volume growth, strong pricing and effective cost control drove the Company’s improved operating results, producing a 23 percent increase in same-hospital adjusted EBITDA. Our growth strategies are working, as evidenced by this strong financial performance, the success of our physician relationship effort, and increases in patient volumes in many of the service lines identified by our Targeted Growth Initiative. I am very pleased with the progress we’ve made.”

Continuing Operations

The loss from continuing operations before income taxes for the first quarter of 2008 was $9 million compared to income from continuing operations before income taxes of $7 million for the first quarter of 2007. These amounts included the following three items, which aggregated to a net pre-tax charge of $46 million in the first quarter of 2008 compared to net pre-tax income of $10 million in the first quarter of 2007.

1.	Litigation costs of $47 million pre-tax, primarily related to a charge for our estimated liability for wage and hour lawsuits and other unrelated employment matters were recorded in the first quarter of 2008 compared to a litigation benefit of $1 million pre-tax in the first quarter of 2007.

2.	Favorable net cost report and related valuation allowance adjustments of $2 million pre-tax, were recorded in the first quarter of 2008 compared to favorable adjustments of $12 million pre-tax, in the first quarter of 2007; and,

3.	Net impairment and restructuring charges of $1 million and $3 million pre-tax in the first quarter of 2008 and 2007, respectively.

Stock-based compensation expense, included in salaries, wages and benefits, was $10 million pre-tax, $6 million after-tax before a deferred tax valuation allowance, or $0.01 per share, in the first quarter of 2008 compared to $11 million pre-tax, $7 million after-tax, or $0.01 per share, in the first quarter of 2007.

Adjusted EBITDA

Adjusted EBITDA in the first quarter of 2008 was $234 million producing a margin (as a percentage of net operating revenues) of 9.9 percent, an increase of $40 million, or 20.6 percent, from adjusted EBITDA of $194 million in the first quarter of 2007. The adjusted EBITDA margin was 8.7 percent in the first quarter of 2007. Same-hospital adjusted EBITDA was $239 million in the first quarter of 2008, an increase of 23.2 percent from $194 million in the first quarter of 2007.

Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) before (1) the cumulative effect of change in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax, (3) income tax (expense) benefit, (4) net gains on sale of investments, (5) minority interests, (6) investment earnings, (7) interest expense, (8) litigation and investigation costs, (9) hurricane insurance recoveries, net of costs, (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (11) amortization, and (12) depreciation. A reconciliation of net income (loss) to “Adjusted EBITDA” is provided in Table #1 at the end of this release.

Same-Hospital Data

Same-hospital data for the first quarter of 2008 excludes the impact of two hospitals: (1) Coastal Carolina Hospital which was acquired by Tenet on June 30, 2007, and (2) pre-opening expenses associated with our new hospital, Sierra Providence East Medical Center, El Paso, scheduled to open in May 2008.

Same-hospital data is used as the primary form of data presentation in the narrative sections of this press release.

Total-hospital data, including the contribution from Coastal Carolina Hospital and the impact of our new hospital in east El Paso is provided in the tabular presentation of data at the end of this press release.

As a result of this approach, certain amounts in the tables in the narrative section of this release will not tie to amounts in the consolidated statement of operations as the amounts in the narrative section represent “same-hospital” data, not consolidated data.

In the first quarter, Coastal Carolina Hospital generated $5 million in net operating revenues, a net loss of $3 million and adjusted EBITDA of negative $3 million. Our new hospital in El Paso, Sierra Providence East Medical Center, generated no revenues, but recorded $2 million in pre-opening expenses, which reduced total Company adjusted EBITDA and increased the Company’s net loss by $2 million.

Admissions, Patient Days and Surgeries

	Same-Hospital Continuing Operations
Admissions, Patient Days, and Surgeries	Q1’08	Q1’07	Change (%)
Commercial Managed Care Admissions	39,095	40,615	(3.7)
Governmental Managed Care Admissions	29,834	26,790	11.4
Medicare Admissions	46,702	47,602	(1.9)
Medicaid Admissions	17,600	16,934	3.9
Uninsured Admissions	6,066	5,755	5.4
Charity Care Admissions	2,405	2,819	(14.7)
Other Admissions	4,013	3,749	7.0
Total Admissions	145,715	144,264	1.0
Admissions excluding Charity + Uninsured	137,244	135,690	1.1
Charity Admissions + Uninsured Admissions	8,471	8,574	(1.2)
Admissions through Emergency Department	81,246	79,026	2.8
Commercial managed care admits / Total admits (%)	26.8	28.2	(1.4	) (a)
Emergency Department Admissions /Total Admissions (%)	55.8	54.8	1.0	(a)
Uninsured Admissions / Total Admissions (%)	4.2	4.0	0.2	(a)
Charity Admissions / Total Admissions (%)	1.7	2.0	(0.3	) (a)
Surgeries—Inpatient	42,028	42,801	(1.8)
Surgeries—Outpatient	53,316	54,218	(1.7)
Surgeries—Total	95,344	97,019	(1.7)
Patient Days—Total	738,247	727,399	1.5
Adjusted Patient Days (b)	1,040,395	1,019,543	2.0
Patient Days—Commercial Managed Care	160,659	166,025	(3.2)
Average Length of Stay (days)	5.1	5.0	0.1	(a)
Adjusted Patient Admissions (b)—Total	206,489	203,224	1.6

(a)	This percentage change is the difference between the Q1’08 and Q1’07 amounts shown.
(b)	“Adjusted Patient Days/ Admissions” represents actual patient days/admissions adjusted to include outpatient services by multiplying actual patient days/admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the result by gross inpatient revenues.

Same-hospital admissions for the first quarter of 2008 were 145,715, an increase of 1,451 admissions, or 1.0 percent, compared to admissions of 144,264 in the first quarter of 2007. Admissions in the first quarter of 2008 benefited from the effects of 2008 being a leap year, a recently established affiliation with a local healthcare provider in Philadelphia, and an acquisition in Modesto, California.

Flu-related admissions were approximately 479 in the first quarter of 2008 as compared to 176 admissions in the first quarter of 2007. Excluding these flu-related admissions from both quarters, admissions increased 0.8 percent in the first quarter of 2008 compared to the first quarter of 2007.

Same-hospital commercial managed care admissions declined from 40,615 to 39,095, a decline of 1,520 admissions, or 3.7 percent, in the first quarter of 2008 as compared to the first quarter of 2007. Same-hospital total managed care admissions, including both commercial and government programs, increased to 68,929, an increase of 1,524, or 2.3 percent, from 67,405 in the first quarter of 2007. This increase reflects the continuing shift from traditional government programs towards managed government programs.

The increase in patients qualifying for Medicaid in certain markets contributed to the 14.7 percent decline in charity admissions.

Outpatient Visits

	Same-Hospital Continuing Operations
Outpatient Visits	Q1’08	Q1’07	Change (%)
Total OP Visits	1,016,731	1,027,997	(1.1)
Uninsured OP Visits	106,885	111,154	(3.8)
Uninsured OP Visits/ Total OP Visits (%)	10.5	10.8	(0.3	) (a)
Charity Care OP Visits	5,801	6,063	(4.3)
Charity Care OP Visits / Total OP Visits (%)	0.6	0.6	0.0	(a)
OP Visits excluding Charity and Uninsured	904,045	910,780	(0.7)
Commercial Managed Care OP Visits	379,260	387,302	(2.1)
Commercial OP Visits / Total Visits (%)	37.3	37.7	(0.4	) (a)

(a)	This percentage change is the difference between the Q1’08 and Q1’07 amounts shown.

Same-hospital outpatient visits in the first quarter of 2008 were 1,016,731, a decline of 11,266, or 1.1 percent, as compared to 1,027,997 visits in the first quarter of 2007. Excluding uninsured and charity outpatient visits, the number of visits declined by 0.7 percent in the first quarter of 2008 compared to the first quarter of 2007.

A number of factors contributed to this decline, including the increasing competition the Company is experiencing from physician-owned entities providing outpatient services.

Flu-related outpatient visits increased to 4,765 in the first quarter of 2008 as compared to 1,642 in the first quarter of 2007. Excluding these flu-related visits, total outpatient visits declined by 1.4 percent.

Revenues

Revenues	Same-Hospital Continuing Operations
($ in Millions)	Q1’08	Q1’07	Change (%)
Net operating revenues	2,367	2,218	6.7
Net patient revenue from commercial managed care	941	891	5.6
Revenues from the uninsured	166	148	12.2
Charity care gross charges (a)	158	178	(11.2)
Provision for doubtful accounts (“Bad Debt”)	148	133	11.3
Uncompensated care (b) (c)	306	311	(1.6)
Uncompensated care/ (Net operating revenues plus Charity care gross charges) (b) (d) (%)	12.1	13.0	(0.9	) (d)

(a)	Charity care gross charges are not included in net operating revenues
(b)	Non-GAAP measure
(c)	Defined as charity care plus provision for doubtful accounts
(d)	This percentage change is the difference between the Q1’08 and Q1’07 amounts shown

Same-hospital net operating revenues from continuing operations were $2.367 billion in the first quarter of 2008, an increase of $149 million, or 6.7 percent, as compared to $2.218 billion in the first quarter of 2007. This revenue growth is primarily a reflection of new, attractively priced commercial managed care contracts, and the impact of a 1.0 percent growth in admissions. Net operating revenues in the first quarter of 2008 include $6 million of revenue recognized by our Philadelphia hospitals related to calendar year 2007 that was approved for distribution to the Company in the first quarter of 2008 by a Philadelphia HMO in which we hold a minority interest.

Same-hospital net patient revenue from commercial managed care payors increased by $50 million, or 5.6 percent, in the first quarter of 2008 compared to the first quarter of 2007. This increase reflects continued pricing increases sufficient to offset a decline in commercial managed care admissions of 3.7 percent and a decline in commercial managed care outpatient visits of 2.1 percent.

Same-hospital disproportionate-share revenue under various state Medicaid programs and other state-funded subsidies provided revenues of approximately $41 million and $40 million in the first quarters of 2008 and 2007, respectively. Disproportionate-share payments in the first quarter of 2008 include $4 million of retroactive funds recognized by the Company’s Georgia hospitals related to calendar year 2007 as a result of the state appropriating certain funds for private hospitals. Disproportionate-share payments are dependent on government programs, which are subject to periodic review and policy changes.

Pricing

Pricing	Same-Hospital Continuing Operations
($)	Q1’08	Q1’07	Change (%)
Net inpatient revenue per admission	11,063	10,432	6.0
Net inpatient revenue per patient day	2,184	2,069	5.6
Net outpatient revenue per visit	670	617	8.6
Net patient revenue per adjusted patient admission	11,105	10,525	5.5
Net patient revenue per adjusted patient day	2,204	2,098	5.1
Managed care: Net inpatient revenue per admission	11,874	11,352	4.6
Managed care: Net outpatient revenue per visit	796	736	8.2

Pricing improvement was evident across all key metrics. Same-hospital net inpatient revenue per admission for the first quarter of 2008 was $11,063 compared to $10,432 in the first quarter of 2007, an increase of $631 per admission, or 6.0 percent. Same-hospital net outpatient revenue per visit was $670 in the first quarter of 2008 compared to $617 in the first quarter of 2007, an increase of $53 per visit, or 8.6 percent. Excluding the favorable impact of $2 million and $12 million from prior year cost report and related valuation allowance adjustments from net patient revenues in the first quarter of 2008 and 2007, respectively, the increase in same-hospital net patient revenues per adjusted admission in the first quarter of 2008 would have been 6.0 percent and the increase in net patient revenues per adjusted patient day would have been 5.6 percent, both compared to the first quarter of 2007.

The Company disaggregates its managed care business into three categories: (1) commercial managed care, (2) managed Medicare, and (3) managed Medicaid. In the first quarter of 2008, approximately 75 percent of same-hospital managed care revenues were recognized from our commercial managed care business, 16 percent from managed Medicare, and 9 percent from managed Medicaid. In the first quarter of 2007 the Company recognized 77 percent of same-hospital managed care revenues from our commercial managed care business, 13 percent from managed Medicare, and 10 percent from managed Medicaid. In recent quarters the Company has seen revenues from managed government programs grow more rapidly than the commercial portion of our managed care business. This mix shift reflects the migration to managed Medicare and Medicaid from traditional Medicare and Medicaid, which has characterized the healthcare sector nationwide. In the first quarter of 2008 same-hospital managed care admissions were approximately 57 percent commercial managed care, 23 percent managed Medicare, and 20 percent managed Medicaid compared to 60 percent, 20 percent and 20 percent, respectively, in the first quarter of 2007. Same-hospital managed care outpatient visits in the first quarter of 2008 were 70 percent commercial managed care, 11 percent managed Medicare, and 19 percent managed Medicaid compared to 72 percent, 10 percent, and 18 percent, respectively, in the first quarter of 2007.

For our aggregate managed care portfolio, including managed government programs, same- hospital net inpatient revenue per admission increased by 4.6 percent in the first quarter of 2008 as compared to the first quarter of 2007. Same-hospital net outpatient revenue per visit increased by 8.2 percent for our aggregate managed care portfolio in the first quarter of 2008 as compared to the first quarter of 2007.

Controllable Operating Expenses

	Same-Hospital Continuing Operations
Controllable Operating Expenses	Q1’08	Q1’07	Change (%)
Salaries, Wages & Benefits ($mm)	1,032	992	4.0
Supplies ($mm)	419	395	6.1
Rent/ lease expense ($mm)	41	41	—
Other Operating Expenses ($mm)	488	463	5.4
Total Controllable Operating Expenses ($mm)	1,980	1,891	4.7
Controllable operating expenses per adjusted patient day ($)	1,903	1,855	2.6

The Company captured incremental efficiencies within its cost structure both from the benefits of significant cost reduction initiatives implemented in the last 12 months and the efficient flexing of operating costs in response to fluctuating patient volumes in our hospitals. Same-hospital controllable operating expenses (consisting of salaries, wages and benefits, supplies, rent/lease expense and other operating expenses) were $1.980 billion and $1.891 billion in the first quarters of 2008 and 2007, respectively, an increase of $89 million, or 4.7 percent. Same-hospital controllable operating expenses per adjusted patient day were $1,903 in the first quarter of 2008 compared to $1,855 in the first quarter of 2007, an increase of $48 per adjusted patient day, or 2.6 percent.

Same-hospital salaries, wages and benefits expense increased by $40 million, or 4.0 percent. This increase is primarily the result of merit increases provided to employees to maintain competitive wage rates in our markets. For the majority of our employees merit increases were effective October 1, 2007. The increase in salaries, wages and benefits was moderated by a decline in the number of full-time equivalent employees. Contract labor expense, which is included in salaries, wages and benefits, declined by $5 million, or 8.8 percent, to $52 million in the first quarter of 2008 from $57 million in the first quarter of 2007.

Same-hospital supplies expense increased by $24 million, or 6.1 percent, compared to the first quarter of 2007. While total surgeries declined by 1.7 percent, we continue to experience an increase in surgeries that include implantable devices. The higher usage of implantable devices contributed to an increased implant expense of $11 million, or 10.9 percent.

Same-hospital “Other Operating Expenses” increased by $25 million, or 5.4 percent, to $488 million in the first quarter of 2008 as compared to $463 million in the first quarter of 2007. “Other Operating Expenses” includes medical malpractice expense of $43 million for the first quarter of 2008, a decline of $4 million, or 8.5 percent, from $47 million in the first quarter of 2007. Malpractice expense in the first quarter of 2008 includes $5 million of incremental expense related to the lower interest rate environment, which increased the discounted present value of projected future liabilities. In the first quarter of 2007, “Other Operating Expenses” were reduced by $7 million from the net gain on the sale of a medical office building in Florida and by $3 million related to a favorable property insurance adjustment.

Provision for Doubtful Accounts

	Same-Hospital Continuing Operations
Bad Debt	Q1’08	Q1’07	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	148	133	11.3
Bad Debt / Net Operating Revenues (%)	6.3	6.0	0.3	(a)
Collection rate from self-pay (%)	36	33	3.0	(a)
Collection rate from managed care payors (%)	98	97	1.0	(a)

(a)	This percentage change is the difference between the Q1’08 and Q1’07 amounts shown

Same-hospital provision for doubtful accounts, or bad debt expense, was $148 million in the first quarter of 2008, an increase of $15 million, or 11.3 percent, from the provision for doubtful accounts of $133 million in the first quarter of 2007. Bad debt expense in the first quarter of 2008 was reduced by $8 million due to a favorable settlement of a dispute with a managed care payor.

Same-hospital bad debt expense was 6.3 percent of net operating revenues in the first quarter of 2008, an increase of 30 basis points as compared to 6.0 percent in the first quarter of 2007.

The increase in bad debt expense was largely the result of the growth in uninsured admissions, pricing increases, and improved charge capture in our emergency departments. These factors contributing to increased bad debt expense were partially offset by a 3.8 percent decline in uninsured outpatient visits.

Accounts Receivable

Consolidated accounts receivable were $1.468 billion at March 31, 2008, and $1.385 billion at December 31, 2007. Accounts receivable days outstanding for continuing operations were 54 days at March 31, 2008, unchanged from December 31, 2007.

Cash Flow

Cash and cash equivalents were $278 million at March 31, 2008, a decrease of $294 million from $572 million at December 31, 2007.

Significant cash disbursements in the first quarter of 2008 included:

(1)	a $98 million reduction in payables for year end 2007 capital expenditures;

(2)	$116 million in aggregate annual 401(k) matching contributions and annual incentive compensation payments, which were accrued as compensation expense in 2007;

(3)	$22 million in principal payments (excluding interest of $2 million) related to the Company’s 2006 civil settlement with the federal government; and,

(4)	$125 million in interest payments.

Net cash used in operating activities was $133 million in the first quarter of 2008 compared to $154 million in the first quarter of 2007, an improvement of $21 million. In accordance with GAAP, this cash flow figure excludes capital expenditures, proceeds of asset sales, as well as certain other items. Key positive and negative factors contributing to the $21 million decline in cash used in operating activities in the first quarter of 2008 compared to the first quarter of 2007 include the following:

(1)	$46 million of additional cash flows in the first quarter of 2008 as a result of enhanced accounts payable management;

(2)	$40 million in increased Adjusted EBITDA, as defined above ($234 million in the first quarter of 2008 compared to $194 million in the first quarter of 2007);

(3)	$20 million of additional aggregate annual 401(k) matching contributions and annual incentive compensation payments ($116 million in the first quarter of 2008 compared to $96 million in the first quarter of 2007);

(4)	$24 million in payments ($22 million in principal and $2 million in interest) in the first quarter of 2008 related to the Company’s 2006 civil settlement with the federal government. Such payments were not required to be made in the first quarter of 2007; and,

(5)	$14 million of lower cash provided by operating activities from discontinued operations in the first quarter of 2008 compared to the first quarter of 2007.

The Company’s cash flows from operating activities are typically lowest in the first quarter of the calendar year due to various factors, including the timing of payments for the annual 401(k) matching contribution, annual incentive compensation payments, and calendar year end expenditures paid in the first quarter, among other factors.

“Adjusted net cash used in operating activities – continuing operations” is a non-GAAP term defined by the Company as “net cash used in operating activities” of $133 million excluding: (1) an income tax refund of $1 million, (2) payments against reserves for restructuring charges of $27 million, and (3) net cash provided by operating activities from discontinued operations. Using this definition, adjusted net cash used in operating activities from continuing operations was $107 million for the first quarter of 2008. Adjusted net cash used in operating activities from continuing operations in the first quarter of 2008 improved by $52 million, or 33 percent, from a net cash use of $159 million in the first quarter of 2007 using the same definition. A reconciliation of “Net cash used in operating activities” to “Adjusted net cash used in operating activities – continuing operations” is provided in Table #2 at the end of this release.

Total company capital expenditures in the first quarter of 2008 were $189 million, $188 million of which related to continuing operations. These capital expenditures included $23 million for the construction of our new El Paso hospital, Sierra Providence East Medical Center, and $6 million for the construction of a replacement hospital for our East Cooper Regional Medical Center in South Carolina. Capital expenditures related to continuing operations in the first quarter of 2007 were $108 million.

One significant cash flow item excluded from the calculation of adjusted free cash flow in the first quarter of 2008 is the proceeds of approximately $23 million from the sale of facilities and other assets related to discontinued operations, which primarily related to the sale of North Ridge Medical Center.

Liquidity

Total debt was $4.775 billion at March 31, 2008, an increase of $3 million from total debt on December 31, 2007, of $4.772 billion. Net debt, a non-GAAP measure defined as total debt, less cash and cash equivalents of $278 million at March 31, 2008, and $572 million at December 31, 2007, was $4.497 billion at March 31, 2008, and $4.200 billion at December 31, 2007.

Income Taxes

The income tax expense in the first quarter of 2008 related to continuing operations includes an income tax benefit of $8 million to reduce estimated liabilities for uncertain tax positions and income tax expense of $6 million primarily related to changes in the valuation allowance for deferred tax assets and other tax adjustments.

Discontinued Operations

Discontinued operations reported a net loss for the first quarter of 2008 of $21 million, or $0.04 per share.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss first quarter 2008 results on a webcast scheduled to begin at 11:00 AM (ET) on May 6, 2008. This webcast may be accessed through the Tenet website at www.tenethealth.com. A set of slides will be posted to the Company’s website at approximately 10:30 AM (ET) which may be referred to during management’s remarks.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers. Tenet is committed to providing high quality care to patients in the communities we serve. Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2007, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2008	%	2007	%	Change
Net operating revenues	$2,371	100.0%	$2,218	100.0%	6.9%
Operating expenses:
Salaries, wages and benefits	(1,036)	(43.7)%	(992)	(44.7)%	4.4%
Supplies	(420)	(17.7)%	(395)	(17.8)%	6.3%
Provision for doubtful accounts	(149)	(6.3)%	(133)	(6.0)%	12.0%
Other operating expenses, net	(532)	(22.5)%	(504)	(22.7)%	6.7%
Depreciation	(86)	(3.6)%	(81)	(3.7)%	6.2%
Amortization	(9)	(0.4)%	(8)	(0.4)%	12.5%
Impairment of long-lived assets and goodwill, and restructuring charges	(1)	—	(3)	(0.1)%
Litigation and investigation (costs) benefit	(47)	(2.0)%	1	—

Operating income	91	3.8%	103	4.6%
Interest expense	(104)		(105)
Investment earnings	5		11
Minority interests	(1)		(2)

Income (loss) from continuing operations, before income taxes	(9)		7
Income tax (expense) benefit	(1)		84

Income (loss) from continuing operations, before discontinued operations	(10)		91
Discontinued operations:
Loss from operations	(9)		(27)
Impairment of long-lived assets and goodwill, and restructuring charges	(10)		(9)
Net losses on sales of facilities	—		(1)
Income tax (expense) benefit	(2)		21

Loss from discontinued operations, net of tax	(21)		(16)

Net income (loss)	$(31)		$75

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(0.02)		$0.19
Discontinued operations	(0.04)		(0.03)

	$(0.06)		$0.16

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	475,066		474,326

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

(Dollars in Millions)	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$278	$572
Investments in marketable debt securities	14	20
Accounts receivable, less allowance for doubtful accounts	1,468	1,385
Inventories of supplies, at cost	182	183
Income tax receivable	7	7
Deferred income taxes	84	87
Assets held for sale	19	51
Other current assets	265	255

Total current assets	2,317	2,560
Investments and other assets	322	288
Property and equipment, at cost, less accumulated depreciation and amortization	4,622	4,645
Goodwill	607	607
Other intangible assets, at cost, less accumulated amortization	306	293

Total assets	$8,174	$8,393

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2	$1
Accounts payable	633	780
Accrued compensation and benefits	328	393
Professional and general liability reserves	161	161
Accrued interest payable	97	126
Accrued legal settlement costs	167	119
Other current liabilities	485	468

Total current liabilities	1,873	2,048
Long-term debt, net of current portion	4,773	4,771
Professional and general liability reserves	553	555
Accrued legal settlement costs	140	163
Other long-term liabilities and minority interests	664	683
Deferred income taxes	139	119

Total liabilities	8,142	8,339
Commitments and contingencies
Shareholders’ equity:
Common stock	27	26
Additional paid-in capital	4,420	4,412
Accumulated other comprehensive loss	(28)	(28)
Accumulated deficit	(2,908)	(2,877)
Less common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	32	54

Total liabilities and shareholders’ equity	$8,174	$8,393

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

(Dollars in Millions)	Three Months Ended March 31,
	2008	2007
Net income (loss)	$(31)	$75
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	95	89
Provision for doubtful accounts	149	133
Deferred income tax expense (benefit)	21	(2)
Stock-based compensation expense	10	11
Impairment of long-lived assets and goodwill, and restructuring charges	1	3
Litigation and investigation costs (benefit)	47	(1)
Pre-tax loss from discontinued operations	19	37
Other items, net	3	(12)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(243)	(199)
Inventories and other current assets	1	10
Income taxes	(17)	(105)
Accounts payable, accrued expenses and other current liabilities	(161)	(209)
Other long-term liabilities	—	9
Payments against reserves for restructuring charges and litigation costs and settlements	(27)	(7)
Net cash provided by operating activities from discontinued operations, excluding income taxes	—	14

Net cash used in operating activities	(133)	(154)
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(159)	(97)
Discontinued operations	(1)	(3)
Construction of new and replacement hospitals	(29)	(11)
Proceeds from sales of facilities and other assets – discontinued operations	23	43
Proceeds from sales of marketable securities, long-term investments and other assets	10	169
Purchases of marketable securities	(7)	(148)
Other items, net	2	—

Net cash used in investing activities	(161)	(47)
Cash flows from financing activities:
Repayments of borrowings	(1)	—
Other items, net	1	1

Net cash provided by financing activities	—	1

Net decrease in cash and cash equivalents	(294)	(200)
Cash and cash equivalents at beginning of period	572	784

Cash and cash equivalents at end of period	$278	$584

Supplemental disclosures:
Interest paid, net of capitalized interest	$(125)	$(124)
Income tax (payments) refunds, net	$1	$(2)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

(Unaudited)

	Three Months Ended March 31,
	2008	2007	Change
Net inpatient revenues	$1,612	$1,505	7.1%
Net outpatient revenues	$681	$634	7.4%

Number of general hospitals (at end of period)	53	53	—	*
Licensed beds (at end of period)	14,418	14,299	0.8%
Average licensed beds	14,437	14,295	1.0%
Utilization of licensed beds	56.2%	56.5%	(0.3	)%*
Patient days	738,247	727,399	1.5%
Adjusted patient days	1,040,395	1,019,543	2.0%
Net inpatient revenue per patient day	$2,184	$2,069	5.6%
Admissions	145,715	144,264	1.0%
Adjusted patient admissions	206,489	203,224	1.6%
Net inpatient revenue per admission	$11,063	$10,432	6.0%
Average length of stay (days)	5.1	5.0	0.1	% *
Surgeries	95,344	97,019	(1.7)%
Net outpatient revenue per visit	$670	$617	8.6%
Outpatient visits	1,016,731	1,027,997	(1.1)%

Sources of net patient revenue
Medicare	26.1%	27.3%	(1.2	)%*
Medicaid	8.1%	7.0%	1.1	% *
Managed care governmental	13.5%	12.7%	0.8	% *
Managed care commercial	41.0%	41.5%	(0.5	)%*
Indemnity, self-pay and other	11.3%	11.5%	(0.2	)%*

*	This change is the difference between the 2008 and 2007 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

(Unaudited)

	Three Months Ended March 31,
	2008	2007	Change
Net inpatient revenues	$1,614	$1,505	7.2%
Net outpatient revenues	$683	$634	7.7%

Number of general hospitals (at end of period)	54	53	1	*
Licensed beds (at end of period)	14,459	14,299	1.1%
Average licensed beds	14,478	14,295	1.3%
Utilization of licensed beds	56.1%	56.5%	(0.4	)%*
Patient days	739,709	727,399	1.7%
Adjusted patient days	1,044,642	1,019,543	2.5%
Net inpatient revenue per patient day	$2,182	$2,069	5.5%
Admissions	146,057	144,264	1.2%
Adjusted patient admissions	207,482	203,224	2.1%
Net inpatient revenue per admission	$11,050	$10,432	5.9%
Average length of stay (days)	5.1	5.0	0.1	% *
Surgeries	95,585	97,019	(1.5)%
Net outpatient revenue per visit	$665	$617	7.8%
Outpatient visits	1,026,545	1,027,997	(0.1)%

Sources of net patient revenue
Medicare	26.1%	27.3%	(1.2	)%*
Medicaid	8.1%	7.0%	1.1	% *
Managed care governmental	13.4%	12.7%	0.7%
Managed care commercial	41.0%	41.5%	(0.5	)%*
Indemnity, self-pay and other	11.4%	11.5%	(0.1	)%*

*	This change is the difference between the 2008 and 2007 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2007 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Net operating revenues	$2,218	$2,171	$2,212	$2,251	$8,852
Operating expenses:
Salaries, wages and benefits	(992)	(966)	(983)	(1,023)	(3,964)
Supplies	(395)	(389)	(383)	(406)	(1,573)
Provision for doubtful accounts	(133)	(141)	(159)	(134)	(567)
Other operating expenses, net	(504)	(511)	(510)	(522)	(2,047)
Depreciation	(81)	(81)	(83)	(85)	(330)
Amortization	(8)	(8)	(8)	(8)	(32)
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(8)	(13)	(36)	(60)
Hurricane insurance recoveries, net of costs	—	—	—	3	3
Litigation and investigation (costs) benefit	1	1	(3)	(12)	(13)

Operating income	103	68	70	28	269
Interest expense	(105)	(105)	(105)	(104)	(419)
Investment earnings	11	15	10	11	47
Minority interests	(2)	(1)	—	(1)	(4)

Income (loss) from continuing operations, before income taxes	7	(23)	(25)	(66)	(107)
Income tax (expense) benefit	84	4	(10)	(20)	58

Income (loss) from continuing operations, before discontinued operations	91	(19)	(35)	(86)	(49)
Discontinued operations:
Income (loss) from operations	(27)	(8)	(11)	23	(23)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(3)	(6)	(11)	(29)
Net gains (losses) on sales of facilities	(1)	2	(5)	(4)	(8)
Income tax (expense) benefit	21	(2)	(2)	3	20

Income (loss) from discontinued operations, net of tax	(16)	(11)	(24)	11	(40)

Net income (loss)	$75	$(30)	$(59)	$(75)	$(89)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.19	$(0.04)	$(0.07)	$(0.18)	$(0.10)
Discontinued operations	(0.03)	(0.02)	(0.05)	0.02	(0.09)

	$0.16	$(0.06)	$(0.12)	$(0.16)	$(0.19)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	474,326	473,212	473,984	474,286	473,405

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2007 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Net inpatient revenues	$1,505	$1,460	$1,481	$1,515	$5,961
Net outpatient revenues	$634	$643	$649	$655	$2,581

Number of general hospitals (at end of period)	53	53	53	53	53
Licensed beds (at end of period)	14,299	14,292	14,445	14,475	14,475
Average licensed beds	14,295	14,302	14,348	14,475	14,355
Utilization of licensed beds	56.5%	51.9%	50.7%	51.2%	52.5%
Patient days	727,399	676,094	669,613	681,427	2,754,533
Adjusted patient days	1,019,543	971,024	963,326	974,043	3,927,936
Net inpatient revenue per patient day	$2,069	$2,159	$2,212	$2,223	$2,164
Admissions	144,264	135,939	135,979	139,136	555,318
Adjusted patient admissions	203,224	196,574	196,984	200,287	797,069
Net inpatient revenue per admission	$10,432	$10,740	$10,891	$10,889	$10,734
Average length of stay (days)	5.0	5.0	4.9	4.9	5.0
Surgeries	97,019	96,876	97,762	96,830	388,487
Net outpatient revenue per visit	$617	$638	$653	$660	$642
Outpatient visits	1,027,997	1,007,191	994,184	992,573	4,021,945

Sources of net patient revenue
Medicare	27.3%	25.1%	25.1%	25.5%	25.8%
Medicaid	7.0%	9.0%	9.1%	8.5%	8.4%
Managed care governmental	12.7%	11.5%	11.5%	12.7%	12.0%
Managed care commercial	41.5%	41.7%	42.0%	41.8%	41.9%
Indemnity, self-pay and other	11.5%	12.7%	12.3%	11.5%	11.9%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before (1) cumulative effect of change in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax , (3) income tax (expense) benefit, (4) net gains (losses) on sales of investments (5) minority interests, (6) investment earnings, (7) interest expense, (8) litigation and investigation (costs) benefit, (9) hurricane insurance recoveries, net of costs, (10) impairment of long-lived assets and goodwill and restructuring charges, (11) amortization, and (12) depreciation. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss). Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss), the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three-months ended March 31, 2008 and 2007.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash flow provided by (used in) operating activities less capital expenditures in continuing operations, new hospital construction expenditures, income tax refunds (payments), cash flows from discontinued operations, and payments against reserves for restructuring charges and litigation costs and settlements. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three months ended March 31, 2008 and 2007.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2008	2007
Net income (loss)	$(31)	$75
Less: Loss from discontinued operations, net of tax	(21)	(16)

Income (loss) from continuing operations	(10)	91
Income tax (expense) benefit	(1)	84
Minority interests	(1)	(2)
Investment earnings	5	11
Interest expense	(104)	(105)

Operating income	91	103
Litigation and investigation (costs) benefit	(47)	1
Impairment of long-lived assets and goodwill and restructuring charges	(1)	(3)
Amortization	(9)	(8)
Depreciation	(86)	(81)

Adjusted EBITDA	$234	$194

Net operating revenues	$2,371	$2,218
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.9%	8.7%

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted Free Cash Flow

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2008	2007
Net cash used in operating activities	$(133)	$(154)
Less:
Income tax (payments) refunds, net	1	(2)
Payments against reserves for restructuring charges and litigation costs and settlements	(27)	(7)
Net cash used in operating activities from discontinued operations	—	14

Adjusted net cash used in operating activities – continuing operations	(107)	(159)
Purchases of property and equipment – continuing operations	(159)	(97)
Construction of new and replacement hospitals	(29)	(11)

Adjusted free cash flow – continuing operations	$(295)	$(267)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Loss for Year Ending December 31, 2008

(Unaudited)

(Dollars in Millions)	Low	High
Net income (loss)	$(135)	$(35)
Less
Loss from discontinued operations, net of tax	(50)	(25)

Income (loss) from continuing operations	(85)	(10)
Income tax expense	(10)	(10)

Income (loss) from continuing operations, before income taxes	(75)	—
Interest expense, net	(400)	(400)

Operating income	325	400
Litigation and investigation costs	(50)	(50)
Depreciation and amortization	(400)	(400)

Adjusted EBITDA	$775	$850

Table #4 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2008

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$200	$325
Less:
Income tax (payments) refunds, net	(17)	(17)
Payments against reserves for restructuring charges and litigation costs and settlements	(103)	(103)
Net cash used in operating activities from discontinued operations	(80)	(55)

Adjusted net cash provided by operating activities – continuing operations	400	500
Purchases of property and equipment – continuing operations	(518)	(568)
Construction of new and replacement hospitals	(82)	(82)

Adjusted free cash flow – continuing operations	$(200)	$(150)